For Immediate Release

Contacts:	Amy Power	Troy Scheer
	Office: 214.618.3318	Office: 972-323-0491
	Mobile: 214.693.2146	Mobile: 469-358-6691
	amy@trancemarketinggroup.com	troy@trancemarketinggroup.com

USGN REACHES FINAL SETTLEMENT WITH THE
SECURITIES AND EXCHANGE COMMISSION

(CARSON CITY, Nevada) September 27, 2006 -- US Global Nanospace, Inc. (OTCBB: USGA.OB) ("USGN") today announced that it has reached a final settlement with the Securities and Exchange Commission (“SEC”).

Without admitting or denying the allegations contained in a Complaint filed by the SEC yesterday, USGN consented to the entry of an injunction against violation of Sections 5(a) and 5(c) of the Securities Act of 1933 [15 U.S.C. §§ 77e(a) and 77e(c)].  Importantly, this code section deals with the registration of securities, is not part of the SEC’s antifraud provisions, and no disgorgement or financial penalties were assessed against USGN.

As previously disclosed on July 20, 2006, USGN, separate from the other parties identified in the previously announced Wells Notice, agreed to a proposed settlement with the staff of the SEC.  Until now, USGN was unable to disclose the proposed terms of the settlement, as it was subject to the final approval of the SEC Commissioners.

About US Global Nanospace
US Global Nanospace, Inc. is a solutions oriented research and development company that specializes in identifying, developing, and commercializing new and emerging technologies and products for integration into the security, defense and health and safety markets. USGN uses cross-discipline knowledge in the areas of science, engineering, nanotechnology and nanomaterials to develop products that address high performance issues. USGN has focused its commercial efforts on identifying strategic partnership companies that have the resources to manufacture, market or integrate its products on a commercial scale. USGN's products include MAPSANDS(TM), All-Clear(TM) Chem/Bio Decontamination Foam, the G-Lam line of variable threat armor solutions, NanoFilters for HVAC, NanoFilterCX, BlastX, and Radomes. More information is available at http://www.usgn.com or http://www.mapsands.com.

Safe Harbor
This announcement contains express or implied forward-looking statements about US Global Nanospace's future financial and operating results, products and business relationships. These statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, reliance on the manufacturing, sales and marketing efforts of a third party over which US Global Nanospace has no direct control, enforceability, and validity of proprietary rights, ability to raise sufficient capital or borrow sufficient funds to fund future operations, ability to develop future products, technology shifts, potential technical or manufacturing difficulties that could delay products, competition, pricing pressures, the uncertainty of market acceptance of new products by customers, the outcome of pending or future litigation, ability to obtain and maintain regulatory approvals for products, general economic factors and other risks identified and discussed in US Global Nanospace's filings with the Securities and Exchange Commission, including those set forth in US Global Nanospace's annual report on Form 10-KSB for the fiscal year ended March 31, 2006 and its subsequent quarterly reports on Form 10-QSB. These forward-looking statements are based on management's expectations as of the date hereof. Future results may differ materially from US Global Nanospace's current expectations. US Global Nanospace disclaims any intent or obligation to update those forward-looking statements, except as required by law.

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